UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2018 (November 14, 2018)

B. Riley Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37503	27-0223495
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 884-3737
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 14, 2018, pursuant to the Agreement and Plan of Merger, dated as of November 9, 2017, as amended by Amendment No. 1 thereto, dated as of May 8, 2018 (together, the “Merger Agreement”), by and among B. Riley Financial, Inc., a Delaware corporation (the “Company”), B.R. Acquisition Ltd., an Israeli corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”), and magicJack VocalTec Ltd., an Israeli corporation (“magicJack”), Merger Sub merged with and into magicJack with magicJack continuing as the surviving corporation as an indirect wholly-owned subsidiary of the Company (the “Merger”).

On November 9, 2018, the parties entered into a Limited Waiver and Agreement, pursuant to which the parties agreed to waive their rights to enforce the End Date (as defined in the Merger Agreement) until November 16, 2018 and, pursuant to the terms of the Merger Agreement, designated November 14, 2018, or such other date agreed in writing by the parties, as the closing date of the Merger.

Pursuant to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding ordinary share, no par value, of magicJack (“magicJack Shares”), other than shares owned by the Company or Merger Sub, or by any wholly-owned subsidiary of the Company, Merger Sub, or magicJack (except to the extent held for the benefit of any third party, including any customer or investment fund) was converted into the right to receive $8.71 in cash without interest (the “Per Share Merger Consideration”).

In addition, subject to certain exceptions, at the Effective Time, each outstanding option to acquire magicJack Shares, whether vested or unvested, was, automatically and without any required action on the part of the holder thereof, cancelled and converted into the right to receive an amount in cash, less applicable tax withholdings, equal to the product of (i) the number of magicJack Shares underlying such option and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such option; provided, however, that any such option having an exercise price per share equal to or greater than the Per Share Merger Consideration was cancelled in exchange for no consideration. At the Effective Time, each outstanding award of magicJack Shares that was subject to forfeiture or other restrictions (collectively, “Restricted Shares”) became vested if and to the extent provided by the terms of such award, and any portion that did not become vested was forfeited. Each vested Restricted Share was, automatically and without any required action on the part of the holder thereof, cancelled and converted into the right to receive an amount in cash less applicable tax withholdings, equal to the product of (a) the Per Share Merger Consideration, multiplied by (b) the number of magicJack Shares underlying such Restricted Share.

The aggregate consideration paid by the Company in the Merger was approximately $143 million in cash, without giving effect to related transaction fees and expenses, which amount was funded with cash on hand.

In connection with the closing of the Merger, on November 9, 2018, pursuant to a Share Purchase Agreement, dated as of November 9, 2018 (the “Share Purchase Agreement”), by and between B. Riley Principal Investments LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“BRPI”), and YMax Corporation, a Delaware corporation and wholly-owned subsidiary of magicJack (“YMax”), BRPI purchased from YMax 5,942,715 magicJack shares (the “Purchased Shares”) for aggregate cash consideration in the amount of $33.0 million in an effort to acquire all of the issued shares of magicJack in connection with the Merger.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 9, 2017, which is incorporated by reference as Exhibit 2.1 hereto and is incorporated by reference into this Item 2.01.

Item 8.01 Other Events

On November 14, 2018, the Company and magicJack issued a joint press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calender days after the date this Report is required to be filed.

(b) Pro Forma Financial Information.

The Company intends to file pro forma financial information under cover of Form 8-K/A not later than 71 calendar days after the date that this Report is required to be filed.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated November 9, 2017, by and among B. Riley Financial, Inc., B. R. Acquisition Ltd. and magicJack VocalTec Ltd. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on November 9, 2017).*

2.2	Amendment No. 1, dated May 8, 2018, to the Agreement and Plan of Merger, dated November 9, 2017, by and among B. Riley Financial, Inc., B. R. Acquisition Ltd. and magicJack VocalTec Ltd.

2.3	Limited Waiver and Agreement, dated as of November 9, 2018, by and between B. Riley Financial, Inc. and magicJack VocalTec Ltd.

99.1	Joint Press Release, dated November 14, 2018.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2018	B. RILEY FINANCIAL, INC.

	By:	/s/ Phillip J. Ahn
Name: Phillip J. Ahn
Title: Chief Financial Officer and Chief Operating Officer